Exhibit 99

           OMI Corporation Announces Strategic Relationship

    STAMFORD, Conn.--(BUSINESS WIRE)--April 18, 2005--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced that it had commenced a long term strategic relationship with Hyundai Merchant Marine Co., Ltd. by agreeing to time charter to it two of the Company's Suezmax tankers for periods of seven years.
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer commented that "we are excited to begin a long term relationship with Hyundai Merchant Marine, a well-respected ship owner and operator and one of the largest maritime shipping companies in the world. Opportunities for growth in the Far East abound and this is the beginning of our efforts to capitalize on those opportunities. The charters themselves fit into the pattern we like: a high quality customer, a base rate at an attractive return and the opportunity to make an even better return in strong tanker markets. Furthermore, with two previously announced new time-chartered Suezmaxes being delivered to us this summer, we will maintain our overall exposure to the continuing strong spot charter market."
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 42 vessels, consisting of 15 Suezmaxes and 27 product carriers, aggregating approximately 3.6 million deadweight tons ("dwt"). OMI has on order eight 37,000 and 47,000 dwt product carriers and has agreed to time charter two new Suezmaxes for seven year terms. The Suezmaxes and three product carriers are scheduled to be delivered in 2005 and the remaining five product carriers are scheduled to be delivered in 2006.

    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789